Exhibit 99.1

LONE STAR TECHNOLOGIES, INC.	NEWS RELEASE
	CONTACT:	CHARLES J. KESZLER
(972) 770-6495
Fax: (972) 770-6411

LONE STAR TECHNOLOGIES REPORTS SECOND QUARTER 2006 EARNINGS

Dallas, TX, July 25, 2006 — Lone Star Technologies, Inc. (“Lone Star”) (NYSE: LSS) today reported quarterly net income of $32.2 million, or $1.04 per diluted share for the second quarter of 2006.  This compared to net income for the first quarter of 2006 of $41.3 million, or $1.33 per diluted share.  The decrease in the company’s second quarter net income compared to the first quarter of 2006 was partially attributable to an after-tax loss on extinguishment for early redemption of Lone Star’s $150 million Senior Subordinated Notes on June 1, 2006 of $6.3 million, or $0.20 per diluted share.

Total revenues were up 1% to $355.8 million in the second quarter of 2006 from the first quarter of 2006.  Oilfield revenues of $285.6 million were essentially unchanged from the first quarter of 2006 with a 2% increase in shipment volumes offset by a 2% decline in average selling prices due to product mix.  Shipment volumes grew as the number of active domestic drilling rigs rose 6% from 1,576 at the end of the first quarter of 2006 to 1,666 at the end of the second quarter.  Average selling prices decreased due to increased sales of lower priced carbon-grade OCTG, which comprised 39% of total OCTG revenues in the second quarter of 2006 compared to 32% in the first quarter of 2006, and a slightly higher mix of line pipe, which increased from 20% of total oilfield shipment volumes in the first quarter of 2006 to 22% in the second quarter.

Second quarter 2006 revenues from specialty tubing were up 6% from the first quarter of 2006 to $46.2 million on unchanged average selling prices and a 6% increase in shipment volumes.  The growth in shipment volumes related to improved demand for precision mechanical tubing and boiler tubes.  Revenues from flat rolled steel and other products increased 8% to $24.0 million on 5% higher average selling prices combined with a 3% increase in shipment volumes.

Lone Star’s balance of cash and short term investments at the end of the second quarter of 2006 was $236.8 million.  In addition, Lone Star’s $125 million revolving credit facility remains available. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $63.4 million in the second quarter of 2006. A reconciliation of EBITDA to cash flows from operating activities is provided in the last table of this press release.  EBITDA is a non-GAAP liquidity measure commonly used by oilfield service and supply companies.

Rhys J. Best, Lone Star’s Chairman and Chief Executive Officer, stated, “Our second quarter performance reflected a slight shift in product mix resulting from increased line pipe shipments and low levels of drilling activity in the Gulf of Mexico.   We are still experiencing strong demand for our higher-margin premium oilfield products used in unconventional land-based gas drilling applications and expect this trend to continue into the second half of the year as our customers seek to increase their production and reserves through the implementation of new drilling and recovery methods. Several drilling contractors and exploration and production companies are following through on recent commitments to refurbish and build new rigs to place in service over the next 18-24 months.  The combination of our strategically located manufacturing capability in the Southwest and our domestic and international alliances make us the supplier of choice for oilfield tubular products and services our customers require.”

Lone Star Technologies, Inc.’s principal operating subsidiaries manufacture, market and provide custom services related to oilfield casing, tubing, couplings, and line pipe, specialty tubing products used in a variety of applications, and flat rolled steel and other tubular products.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

LONE STAR TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; $ and shares in millions, except per share data)

	For the		For the
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net revenues	$355.8	$325.7	$706.7	$623.5
Cost of goods sold	(284.0)	(254.9)	(554.1)	(497.4)
Gross profit	71.8	70.8	152.6	126.1
Selling, general and administrative expenses	(15.4)	(11.6)	(31.0)	(22.9)
Operating income	56.4	59.2	121.6	103.2
Interest income	3.4	0.9	6.4	1.8
Interest expense	(2.7)	(3.9)	(6.4)	(8.0)
Loss on early extinguishment of debt	(9.3)	—	(9.3)	—
Other income (expense)	(0.1)	8.4	0.5	8.2
Income before income tax	47.7	64.6	112.8	105.2
Income tax expense	(15.5)	(1.1)	(39.3)	(2.8)
Net income	$32.2	$63.5	$73.5	$102.4
Depreciation & Amortization	7.1	7.0	14.1	13.9
Cash flows from operating activities	47.6	35.6	153.3	57.7
EBITDA	63.4	74.6	136.2	125.3
Per common share - basic:
Net income available to common shareholders	$1.05	$2.14	$2.41	$3.46
Per common share - diluted:
Net income available to common shareholders	$1.04	$2.09	$2.36	$3.39
Weighted average shares outstanding
Basic	30.6	29.8	30.5	29.6
Diluted	31.1	30.4	31.1	30.2

	($ in millions)
	For the Quarter Ended June 30,				For the Six Months Ended June 30,
	2006		2005		2006		2005
Revenues by Segment	$	%	$	%	$	%	$	%
Oilfield Products	285.6	80	258.6	80	570.7	81	480.0	77
Specialty tubing products	46.2	13	46.5	14	89.8	13	99.3	16
Flat rolled steel and other products	24.0	7	20.6	6	46.2	6	44.2	7
Consolidated net revenues	355.8	100	325.7	100	706.7	100	623.5	100

	(in tons)
	For the Quarter Ended June 30,				For the Six Months Ended June 30,
Shipments by Segment	2006	%	2005	%	2006	%	2005	%
Oilfield Products	191,400	74	169,700	74	378,400	74	327,500	72
Specialty tubing products	25,400	10	26,100	11	49,400	10	55,300	12
Flat rolled steel and other products	41,400	16	34,700	15	81,600	16	70,000	16
Total shipments	258,200	100	230,500	100	509,400	100	452,800	100

	Reconciliation of EBITDA to Cash Flows from Operations:
	For the Quarter		For the Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Cash flows from operating activities	$47.6	$35.6	$153.3	$57.7
Non-cash charge for stock compensation	(2.3)	(0.8)	(4.2)	(1.4)
Gain (loss) on sale of property	(0.1)	0.4	(0.1)	0.1
Changes in working capital	(4.4)	34.5	(57.3)	60.5
Other balance sheet changes	5.3	0.8	2.7	(0.6)
Write off of debt issuance costs	2.5	—	2.5	—
Interest expense (income), net	(0.7)	3.0	—	6.2
Income tax expense	15.5	1.1	39.3	2.8
EBITDA	$63.4	$74.6	$136.2	$125.3